Exhibit 99.1

October 15, 2010

Franklin Financial announces regular 4th Quarter dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular quarterly dividend for the fourth quarter of 2010.

Total regular cash dividends paid during the 2010 will be $1.08 per share, matching the per share cash dividend paid during 2009.  The fourth quarter cash dividend will be paid on November 24, 2010 to shareholders of record at the close of business on November 5.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $970 million.  Its wholly owned subsidiary, F&M Trust Company, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and Huntingdon Counties, PA. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.